                                                                    EXHIBIT 99.1

                    BREED TECHNOLOGIES ANNOUNCES IMPACT OF
                   RESTATEMENT OF PREVIOUSLY FILED STATEMENT


LAKELAND, FL. (September 21, 1998)- BREED Technologies, Inc. (NYSE:BDT) announced on Friday, September 18th, that as a result of discussions with the Staff of the Securities and Exchange Commission, the Company will restate its financial statements for the second quarter ended December 31, 1997 and the third quarter ended March 31, 1998. The restatements will not have a material adverse effect on the previously reported results of operations.

     The Company recorded repositioning the other special charges totaling $349.9 million in the second quarter ended December 31, 1997. Applying an accounting methodology consistent with the Staff's views, the Company's restatements will reflect an increase in total recorded non-cash charges of $15.5 million or 4.4% to $365.4 million from $349.9 million previously recorded. The charges recorded in the second quarter ended December 31, 1997, included, among other things, a $77.6 million write-down of goodwill and a $62.9 million write-down of other long-lived assets relating to impaired production and other equipment and the write-off of assets used to manufacture products being replaced by new techonologies. The revised write-down of goodwill eliminates the previously reported write-down of goodwill relating to Custom Trim and two other subsidiaries and increases the previously reported write-down of goodwill relating to USS, resulting in a net increase in the total write-down of goodwill of $4.3 million. The Company will also increase its previously reported write-down of long-lived assets of USS by $11.2 million.

     In summary, the previously reported goodwill write-down will increase from $77.6 million to $81.9 million and the previously reported write-down for long-lived assets will increase from $62.9 million to $74.1 million. As a result of the restatements, operating income in future periods will increase approximately $0.7 million per quarter due to lower depreciation and amortization expense.

     This press release includes certain statements regarding, among other things, the amounts and expected effect of the restatement of repositioning and other special charges, which constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are subject to certain risks and uncertainties, including the risk that the assumptions underlying the Company's cash flow analysis relating to the restated repositioning and other special charges are inaccurate. Such risks and uncertainties could cause actual results to differ materially from those projected. The Company's management believes these forward-looking statements are reasonable based on current expectations; however, undue reliance should not be placed on such forward-looking statements.

     Headquartered in Lakeland, Florida, the Company is the world's third largest supplier of complete automotive occupant restraint systems. The Company supports its growing list of automotive customers with advanced engineering, testing and manufacturing facilities located in 13 countries around the world.